EXHIBIT 99.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective May 19, 2011 (the “Effective Date”), by and among THADDEUS DUPPER (“Executive”) and EVOLVING SYSTEMS, INC. (the “Company”).

WHEREAS, the Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s services to the Company, and Executive wishes to continue to be employed by the Company and provide services to the Company in return for certain compensation;

WHEREAS, the Company and Executive previously executed a 2010 Compensation Plan and a Management Change in Control Agreement providing certain terms and conditions relevant to Executive’s employment (collectively with all other plans and compensation agreements, the “Previous Agreements”); and

WHEREAS, the Company and Executive desire to enter into this Agreement and to supersede and terminate the Previous Agreements excluding the Indemnification Agreement which shall continue in full force and effect and is incorporated herein by reference.

Accordingly, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration had and received, the sufficiency of which is hereby acknowledged, the parties agree to the following:

1.                                      DEFINITIONS.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Cause” shall be limited to mean the following:

(i)            Willful misfeasance or nonfeasance by Executive that materially injures the reputation, business or business relationships of the Company or any of its officers, directors or employees and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days following receipt of written notice;

(ii)           Any act involving moral turpitude or conviction of a crime other than a vehicular offense (other than vehicular manslaughter) which reflects in some material fashion unfavorably upon the business or business relationships of the Company or any of its officers, directors or employees;

(iii)         The willful and continued failure to perform substantially the Executive’s duties or to follow the reasonable direction of the Board within thirty (30) business days after receipt by Executive of written notice of such failure; or

(iv)          Willful or prolonged absence from work by Executive, other than by reason of Disability or leave of absence, whether paid or unpaid.

“Change of Control” shall mean the occurrence of any of the following:

(i) the date any person or group acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) a liquidation or dissolution of the Company; or (c) the sale of all or substantially all (greater than seventy five percent (75%)) of the fair market value of the assets of the Company.  For purposes of this Agreement, the sale by the Company of certain of its assets to Neustar, Inc. pursuant to that certain Asset Purchase Agreement dated April 21, 2011, shall not be deemed a Change of Control.

(ii) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than fifty percent (50%) of either the then- outstanding shares of the Company’s common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (a) the Company or its subsidiaries or affiliates; or (b) any employee benefit plan of the Company or its subsidiaries or affiliates; or any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty percent (50%) percent or more of the total voting power of the stock of such corporation; or

(iii) individuals who constitute the majority of the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Disability” shall mean the earliest of the date on which Executive is deemed disabled under: (i) the long-term disability policy maintained by the Company;

(ii) Code Section 22(e)(3); or

(iii) the determination of the Social Security Administration.

Notwithstanding the foregoing, Executive shall not be considered to have suffered a Disability under subparagraph (ii) above if Executive timely provides medical certification from a qualified licensed physician that Executive is able to perform the essential functions of Executive’s position, with or without reasonable accommodation.

“Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) the removal of Executive as Chief Executive Officer and President of the Company or the removal of Executive as Chairman of the Company and the appointment in his place of an executive Chairman who is an employee of the Company, assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position, including any material diminution of Executive’s status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities;

(ii) the requirement that Executive report within a management structure that adds a layer of management between Executive and the Board;

(iii) the requirement that Executive relocate Executive’s principal place of employment to a location that is farther than thirty-five (35) miles from Executive’s current (as of the Effective Date) principal place of employment;

(iv) the reduction by five percent (5%) or more of Executive’s base salary or the reduction by five percent (5%) or more of the aggregate of Executive’s base salary and incentive bonus target, without Executive’s consent, or any action that materially adversely affects Executive’s overall compensation and benefits package, provided that the Company may change the benefits package if those changes are made on a non-discriminatory basis for all employees who participate in the benefits plans available to Executive; or

(v) the failure of the Company to pay to Executive any portion or installment of any salary, bonus or deferred compensation within fourteen (14) days of the date such compensation is due.

“Termination Date” shall mean Executive’s last day of employment, regardless of whether termination is on account of death, Disability, with or without Cause, or a resignation with or without Good Reason.

2.                                      EMPLOYMENT BY THE COMPANY.

2.1          POSITION.  Subject to the terms set forth herein, the Company continues to employ Executive in the positions of Chief Executive Officer, President and Chairman of the Board, and Executive hereby accepts such continued employment.  During the term of

Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

2.2          DUTIES.  Executive will report to the Board and shall perform such duties as are normally associated with Executive’s officer positions and such appropriate duties as are assigned to Executive from time to time.  Executive shall perform Executive’s duties under this Agreement at such other locations as agreed upon by Executive and the Company.

2.3          TERM.  The term of this Agreement shall run from the Effective Date until such time as it is terminated in accordance with the terms of this Agreement.

2.4          COMPANY POLICIES AND BENEFITS.  The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Subject to any specific exceptions or conditions set forth in Section 3.4, Executive will be eligible to participate on substantially the same basis as similarly situated Executives in the Company’s benefit plans and programs in effect from time to time during Executive’s employment; provided, however, that participation and awards under any equity compensation or equity bonus plan or program shall be determined by the Board on an individual, case-by-case basis.  All matters of eligibility for coverage or benefits under any benefit plan or program shall be determined in accordance with the provisions of such plan or program.  The Company reserves the right to change, alter, or terminate any benefit plan or program in its sole discretion; provided, however, that no such change, alteration or termination will change any vested or accrued benefits or rights of Executive.  Notwithstanding the foregoing, in the event that the terms of this Agreement expressly provide Executive with benefits that differ from the Company’s generally available benefits, then the terms of this Agreement shall control.

3.                                      COMPENSATION AND BENEFITS.

3.1          SALARY.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of two hundred sixty thousand dollars ($260,000) (the “Base Salary”), subject to annual review and adjustment from time to time by the Board.  The Base Salary shall be payable in accordance with Company’s standard payroll practices.

3.2          BONUS.  Executive shall be eligible for quarterly and annual incentive bonuses (the “Bonus”) of seventy-five percent (75%) of Executive’s then-current Base Salary, as determined by the Board in its sole discretion based on a bonus plan to be established annually in writing by the Board.  The Bonus shall be calculated based on performance goals measured at the end of the applicable quarter/year.  The Company shall pay the quarterly and annual Bonuses earned hereunder at the time(s) determined by the Company, but in no event later than March 15 of the calendar year following the year in which Executive’s right to the Bonus arises.

3.3          EXPENSE REIMBURSEMENT.  The Company will reimburse Executive for reasonable business expenses incurred by Executive during the period Executive is employed by the Company, in accordance with the Company’s standard expense reimbursement policy.

3.4          PAID TIME OFF.  Executive shall have paid time off in accordance with Exhibit A, which shall be scheduled at a time acceptable to both the Executive and the Company.

3.5          BENEFITS.  As provided in Section 2.4, Executive will receive benefits in accordance with the Company’s standard benefits plan and policies, as amended from time to time.  In addition, Executive shall be entitled to receive the additional benefits set forth on Exhibit A hereto, provided that such benefits are subject to change no more frequently than annually at the direction of the Board.

4.                                      NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

4.1          NON-COMPETITION. Executive acknowledges that Executive has gained and will gain extensive and valuable experiences and knowledge in the business conducted by the Company and has had and will have extensive contacts with customers of the Company.  Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees with the Company that, during the term of this Agreement and for a period of twelve (12) months or, if Executive receives Enhanced Severance Benefits under Section 7.4, eighteen (18) months, following the Executive’s Termination Date, Executive shall not compete directly or indirectly with the Company and shall not during such period make public statements in derogation of the Company.  Competing directly or indirectly with the Company shall mean engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any entity’s division or group which (a) provides operational support systems (OSS) software solutions for provisioning for telecommunications carriers similar to those provided by the Company and/or (b) is engaged in such other businesses as the Company is actively engaged in at the time of Executive’s termination of employment.  Competing directly or indirectly with the Company, as used in this Agreement, shall not include having an ownership interest as an inactive investor, which for purposes of this Agreement shall mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets.  This

Section 4.1 shall cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving written notice of such breach from Executive.  Executive agrees that any violation of this Section 4.1 by Executive, as determined by a court of law, shall result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive shall be required. to repay to the Company any such severance benefits previously received.

4.2          NON-SOLICITATION. Executive acknowledges that Executive has had and will have extensive contacts with employees and customers of the Company.  Accordingly, in consideration of the mutual promises contained in this Agreement, Executive covenants and agrees that during the term of this Agreement, and for a period of twelve (12) months or, if Executive receives Enhanced Severance Benefits under Section 7.4, eighteen (18) months, following Executive’s Termination Date, Executive shall not (i) solicit, raid, entice or induce any employee of the Company to leave the employ of the Company; (ii) interfere with the relationship of the Company with any such employees, including, but not limited to, hiring such employee; or (iii) personally target or solicit customers of the Company to purchase products or services in competition with the Company’s products or services or to terminate a relationship with the Company.  This Section 4.2 shall cease to apply in the event the Company is in breach of any obligations to provide severance benefits in accordance with Section 7.2 and/or Section 7.4 and fails to cure such breach within twenty (20) days of receiving notice of such breach from Executive.  Executive agrees that any violation of this Section 4.2 by Executive, as determined by a court of law, shall result in termination of the Company’s obligations to provide severance benefits hereunder and in the event of such termination, Executive shall be required. to repay to the Company any such severance benefits previously received.

4.3          CONFIDENTIALITY. Executive acknowledges that Executive has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Executive acknowledges and affirms the terms and conditions of the Proprietary Information Agreement signed by Executive, and incorporated by reference herein.

5.             OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, consulting, advisory, or other business enterprise or business activities that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder.

6.             NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, that conflicts with Executive’s obligations hereunder.

7.             TERMINATION OF EMPLOYMENT.  The parties acknowledge that Executive’s employment relationship with the Company is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.  The provisions in this Section 7 govern the amount of compensation, if any, to be provided to Executive upon termination of Executive’s employment and do not alter Executive’s at-will status.

7.1                               STANDARD TERMINATION PAYMENTS.

(a)           Salary and Reimbursements.  Regardless of the reason for termination, the Company shall pay Executive on the first regularly scheduled payroll date following Executive’s Termination Date any Base Salary accrued but unpaid as of Executive’s Termination Date, the value of any accrued paid time off unused by Executive as of Executive’s Termination Date, and any unpaid Expense Reimbursement, so long as the Expense Reimbursement complies with the Company guidelines for such requests.

(b)           Bonus.  In the event Executive’s employment with the Company terminates for any reason (including death or Disability) before the end of any quarterly or annual performance period on which the Bonus is based, Executive shall be paid a pro-rata portion of Executive’s Bonus (based on the number of days Executive was employed in the applicable quarter with regard to the quarterly bonus and the number of days Executive was employed in the calendar year with respect to the annual bonus) of the Bonus that is earned for the quarter/year in which Executive’s employment with the Company terminated, such amounts to be paid on the date the Company would otherwise have paid the Bonus if Executive’s employment with the Company had not terminated.  If the Bonus is considered “compensation” for purposes of any Company-sponsored qualified retirement plan, the right to defer such Bonus shall continue to be governed by such plan or plans, with the terms of such plan or plans incorporated into this Agreement by reference.  Except as otherwise provided in Section 7.4(b)(i), Executive shall not be eligible to be paid a Bonus for any subsequent performance period.

7.2          SEVERANCE BENEFITS — TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON.

(a)           Company’s Right to Terminate.  The Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)            upon Executive’s Disability in accordance with Section 7.5;

(ii)           for Cause, by giving notice as described in Section 7.6;

(iii)         without Cause.

(b)           Executive’s Right to Terminate.  Executive shall have the right to resign Executive’s employment with the Company at any time as well as following an event constituting Good Reason.

(c)           Severance Benefits.  In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive shall receive, in addition to the Standard Termination Payments, the following:

(i)            Base Severance Payments.  Provided that Executive delivers to the Company a fully executed and complete release, without revocation, in favor of the Company and its subsidiaries and affiliates, and in form and substance satisfactory to the Company (the “Release”) within sixty (60) days of Executive’s Termination Date (the “Execution Deadline”), the Company shall provide to Executive an amount equal to (a) twelve (12) months of Executive’s then-current Base Salary and (b) one hundred percent (100%) of the amount of the incentive Bonus target (excluding any commission targets) for the calendar year in which the Termination Date occurs (collectively the “Base Severance Payments”).  The Base Severance Payments shall be payable in twenty-six (26) installment payments in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)           COBRA Benefits.  In the event Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in accordance with the COBRA materials that will be provided to Executive by the Company or the Company’s third party COBRA administrator, the Company shall pay the Company’s portion (based upon the Company’s monthly premium subsidy immediately prior to the Termination Date) of Executive’s COBRA premium for the same medical, dental and vision benefit plan coverage (“Group Health Plan Coverage”) Executive and Executive’s dependents had as of the Termination Date for a period of twelve (12) months, or until Executive elects to receive group medical, dental and vision insurance from another source, whichever occurs first.  Payment of COBRA premiums will be made by the Company on Executive’s behalf directly to

the Group Health Plan’s COBRA administrator.   Executive will be mailed a COBRA packet at his last known address.  Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(iii)         Severance Benefits Contingent on Execution of Release.  Notwithstanding the foregoing, any Base Severance Payments that are otherwise payable before the Execution Deadline shall be withheld pending Executive’s execution and delivery of the Release and shall be paid on the payroll date immediately following the Execution Deadline.  For the avoidance of doubt, Executive shall forfeit the right to receive any Base Severance Payments or COBRA Benefits if Executive fails to deliver the Release by the Execution Deadline.  For this forfeiture to take effect, the Release shall not materially alter Executive’s rights to receive any payments or benefits under this Agreement; enlarge Executive’s obligations under this Agreement, including without limitation, Executive’s covenants of non-competition and non-solicitation; or impose material new obligations on Executive.

(d)           Compliance with Code Section 409A.  The Company and Executive intend that (i) payments under Section 7.2(c)(i) will be made on account of an involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(n)(1) or a separation from service for good reason within the meaning of Treasury Regulation section 1.409A-1(n)(2), (ii) amounts paid under Section 7.2(c)(i) constitute separation pay exempt from Internal Revenue Code Section 409A under Treasury Regulation section 1.409A-1(b)(9)(iii), and (iii) Payments under Section 7.2(c)(ii) will be exempt from Code Section 409A as a non-taxable fringe benefit to Executive, but neither party shall be liable to the other in the event any such payment receives different tax treatment.  In the event any of these payments is determined to be deferred compensation subject to Internal Revenue Code Section 409A, the payments shall comply with Section 7.9.

7.3          CHANGE IN CONTROL — VESTING OF STOCK OPTIONS.  Immediately upon the occurrence of a Change in Control, fifty percent (50%) of Executive’s then unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, shall vest.

7.4          RESIGNATION FOR GOOD REASON OR TERMINATION WITHOUT CAUSE IN CONNECTION WITH A CHANGE OF CONTROL — ENHANCED SEVERANCE BENEFITS.

(a)           Timing. In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control,

Executive shall receive the Enhanced Severance Benefits set forth in Section 7.4(b), provided that if the Executive resigns for Good Reason (i) Executive provides written notice to the Company of the existence of such Good Reason within thirty (30) days of the initial existence of such condition (or, if later, the date on which Executive becomes aware of the existence of such condition); (ii) the Company is provided a period to cure the event or condition giving rise to Good Reason, which cure right extends until the later of fifteen (15) days (A) from the date of receipt of the notice from Executive or (B) the date on which the Change of Control occurs (the “Cure Period”), and the Company fails to do so within the Cure Period; and (iii) Executive resigns from Executive’s employment for such Good Reason within five (5) days of the expiration of the Cure Period.

(b)           Enhanced Severance Benefits.  If the Company terminates Executive without Cause within one hundred eighty (180) days before or three hundred and sixty five (365) days after a Change of Control or Executive resigns with Good Reason pursuant to Section 7.4(a), Executive shall be entitled to receive all Standard Termination Payments described in Section 7.1, the Base Severance Payments described in Section 7.2(c)(i) and the COBRA Benefits described in Section 7.2(c)(ii).  In addition, Executive will be entitled to the following:

(i)            Enhanced Severance Payments.  The Company shall pay Executive an additional sum of (a) fifty percent (50%) of Executive’s then-current annual Base Salary; (b) fifty percent (50%) of the amount of the annual incentive Bonus target (excluding any commission targets) for the calendar year immediately preceding the calendar year in which Executive’s Termination Date occurs or for the calendar year in which Executive’s Termination Date occurs, whichever is greater; (c) in lieu of continuing to provide life or disability insurance for Executive, eighteen (18) times the monthly premium or premiums for disability and life insurance coverage of Executive paid by the Company immediately before Executive’s Termination Date; and (d) an additional six (6) months of COBRA Benefits described in Section 7.2(c)(ii) (collectively, the “Enhanced Severance Payments”).   The Enhanced Severance Payments shall commence in accordance with Section 7.4(c), Section 7.4(d) and Section 7.9, and shall be commence immediately following the last payment of Standard Termination Payments to Executive and be made in thirteen (13) installment payments in accordance with the Company’s regular bi-weekly paydays, or if different, in accordance with the Company’s customary payroll practices.

(ii)           Tax Advice Reimbursement.  An amount, not to exceed $7,500, to reimburse Executive for tax advice services during the period that extends through the last day of the second calendar year following the calendar year in which Executive’s Termination Date occurs, to be paid within sixty (60) days following six (6) months after Executive’s Termination Date and receipt by the Company of documentation from Executive substantiating the tax advice services to be reimbursed.

(iii)         Vesting of All Stock Options and Rights.  All of Executive’s unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards shall vest.  The remaining provisions of Executive’s stock options, stock appreciation rights, restricted stock and other equity awards, as governed by the applicable stock or equity incentive plan of the Company, shall continue in full force and effect, provided, however, that vested options and stock appreciation rights shall lapse if not exercised before midnight on the day that is twelve (12) months after the Executive’s Termination Date, or earlier in accordance with the expiration of the term of the option or stock appreciation right.

(c)           Compliance with Code Section 409A:  Termination Date after Change in Control.  The Company and Executive intend that payments under Section 7.4(b)(i) made in the event Executive’s Termination Date occurs within three hundred and sixty five (365) days after a Change of Control shall constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the lesser of: (a) two times (2x) the Executive’s annualized compensation based upon the annual rate of pay in effect for the taxable year preceding the termination (including any Bonus paid), adjusted for any increase for the year of termination if such increase was expected to continue indefinitely; and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the Executive terminates employment (the lesser of (a) and (b) referred to herein as the “Limit”).  In the event the Enhanced Severance Pay exceeds the Limit, the remaining payments shall constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9.   In any event, neither party shall be liable to the other if any such payment receives different tax treatment.

(d)           Compliance with Code Section 409A:  Termination Date before Change in Control.  The Company and Executive intend that (i) in the event Executive’s Termination Date occurs within one hundred eighty (180) days before a Change in Control, the Base Severance Payments paid on account of the Executive’s Termination Date shall constitute payments on account of an involuntary separation from service as described in Section 7.2(d) up until the Limit, and amounts in excess of the Limit shall constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9, and (ii) the Enhanced Severance Payments made upon the subsequent Change in Control will constitute deferred compensation subject to Code Section 409A and shall be subject to the delayed payment restrictions of Section 7.9.  In any event, neither party shall be liable to the other if any such payment receives different tax treatment.

7.5          TERMINATION UPON DEATH OR DISABILITY OF EXECUTIVE.

(a)           Upon Executive’s death while employed pursuant to this Agreement, this Agreement shall automatically terminate.

(b)           Subject to applicable state and federal law, the Company shall at all times have the right, upon thirty (30) days written notice to Executive, to terminate this Agreement based on Executive’s Disability.

(c)           In the event Executive’s employment is terminated due to Executive’s death or Disability, the Company shall pay to Executive or Executive’s heirs or estate all Standard Termination Payments together with any other compensation and benefits payable to Executive through the Executive’s Termination Date under any compensation or benefit plan, program or arrangement during such period.  In addition, if Executive, or if Executive is deceased, a participant on Executive’s health insurance plan, elects COBRA coverage, the Company shall pay its third party administrator the full cost of COBRA coverage for twelve (12) months from the Executive’s Termination Date.

7.6          NOTICE; EFFECTIVE DATE OF TERMINATION.

(a)           Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            excluding a termination due to Executive’s death or Disability, the date on which the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)           the date of Executive’s death;

(iii)         ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability; or

(iv)          thirty (30) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the 30th day thereafter (i.e., the effective date of resignation, but for this Section 7.6(a)), in which case the Executive’s resignation shall be effective as of such earlier date (the date on which Executive’s resignation becomes effective, the “Actual Resignation Effective Date”).

(b)           In the event that notice of a termination is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request.  In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause being relied on by the Company to support the decision to terminate for Cause, to afford Executive a reasonable opportunity to effect a cure, if permitted and possible under the applicable subsections of the definition of Cause.  In the event of a resignation for Good Reason, written confirmation shall specify the subsection(s) of the definition of Good Reason being relied on by Executive to support the decision to resign for Good Reason, to afford the Company a reasonable opportunity to cure under the applicable subsections of the definition of Good Reason.

7.7          COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in this Agreement is conditional upon Executive reasonably cooperating with the Company in connection with any Change in Control or proposed Change in Control and all matters relating to Executive’s employment with the Company, assisting the Company as reasonably requested in transitioning Executive’s responsibilities to Executive’s replacement, and Executive being available to answer questions and provide transition assistance to the Company through the end of the period during which Severance Benefits or Enhanced Severance Benefits are to be paid.  Following Executive’s Termination Date, such assistance shall be provided at mutually acceptable times, and in reasonable amounts, taking into account other commitments that Executive may have.  Executive agrees to use Executive’s best efforts to minimize any conflicts with other commitments to facilitate this assistance.  The Company agrees to reimburse Executive for reasonable out of pocket, pre-approved expenses incurred in providing such assistance.

7.8          APPLICATION OF SECTION 280G. In the event that it is determined that the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement, when added to any other payment or benefit to Executive from the Company (including the acceleration of equity awards pursuant to Section 7.4(b)(iii)) that would be considered a “parachute payment” (a “Parachute Payment”), within the meaning of section 280G of the Code, would cause Executive to be considered to receive an “excess parachute payment” within the meaning of section 280G of the Code (an “Excess Parachute Payment”), the amount payable to Executive pursuant to Section 7 of this Agreement will be reduced to the maximum amount that, when added to any other Parachute Payments made to Executive, could be paid to Executive without causing Executive to receive an Excess Parachute Payment.  Notwithstanding the foregoing, the Severance Benefit payable to Executive pursuant to Section 7 of this Agreement will not be reduced if (i) the net amount payable to Executive without the reduction described in the preceding sentence, but reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments plus the excise tax payable on the Excess Parachute Payment pursuant to Section 4999 of the Code, is greater than (ii) the net amount that would be payable to Executive with the reduction described in the preceding sentence and reduced by all Federal, state and local income and employment taxes payable by Executive on the Severance Benefit payable pursuant to this Agreement and all other Parachute Payments. For purposes of this Section 7.8, Executive will be deemed to pay Federal income tax and employment taxes at the highest marginal rate of Federal income and employment taxation in the calendar year in which the Excess Parachute Payment would occur and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the Excess Parachute Payment would be made, net of the reduction in Federal income taxes that Executive may obtain from the deduction of such state and local income taxes.  In addition, all determinations to be made under this Section 7.8 will be made by the Company’s independent public accountant (the “Accounting Firm”) immediately before the date the Severance Benefit under Section 7 is to be paid.  The Accounting Firm will provide its determinations and any supporting calculations and work papers both to the Company and to Executive within ten (10) days of such date, and any such determination by the Accounting Firm shall be binding upon the Company and Executive.

7.9          DEFERRED COMPENSATION SUBJECT TO CODE SECTION 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Code Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Code Section 409A.  It is intended that each installment of Severance Benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).  If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Code Section 409A and Executive is, on the termination of service, a “specified Executive” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to Executive under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six (6) months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Executive Initial Payment Date”).  On the Specified Executive Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Executive Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section 7.9 and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

8.             GENERAL PROVISIONS.

8.1          NOTICES.  Any notice required or permitted under this Agreement shall be given in writing by delivery in hand, express courier or by postage prepaid, United States first class mail; registered or certified mail, return receipt requested; facsimile at the party’s specified address; or as otherwise specified by a party.  Notice shall be effective upon receipt.

8.2          RIGHT TO INJUNCTIVE RELIEF.  Executive agrees and acknowledges that a violation of the covenants contained in Section 4 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by Executive of any such covenant.  Therefore, Executive further agrees that, in the event of any violation or threatened violation of such covenants, the Company shall be entitled to an injunction issued by any court of competent jurisdiction restraining such violation or threatened violation by Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

8.3          PARTIAL INVALIDITY / SEVERABILITY / NO AMENDMENT OF EXISTING AGREEMENTS.  Executive acknowledges that the periods of time and geographic area of restrictions imposed by Section 4 are fair and reasonable and are reasonably required for the protection of the Company.  If any part or parts of Section 4 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof.  If any of the provisions of Section 4 relating to the scope of restrictions, periods of time or geographic area of restriction shall be deemed to exceed the scope of restrictions, maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the scope of restrictions, time and area shall, for purposes of Section 4, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable.  If any other paragraph or subparagraph of this Agreement shall be unenforceable under any applicable law, the remainder of this Agreement shall remain in full force and effect.  Except as specifically provided herein, nothing in this Agreement is intended to modify any existing agreements between the Company and Executive with regard to the matters in Section 4.

8.4          WAIVER.  If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach, default or noncompliance by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on either party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement by law, or otherwise afforded to either party, shall be cumulative and not alternative.

8.5          WITHHOLDING.  All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon the Executive that are required to be paid or withheld by the Company.

8.6          COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including but not limited to any Previous Agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties may enter into separate agreement(s) related to stock options, stock awards or other matters relative to Executive’s service with the Company or its affiliates.  These separate agreements govern (or may govern) other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.7          COUNTERPARTS.  This Agreement may be executed in separate counterparts, including facsimile, PDF, or other electronic counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.8          HEADINGS.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.9          SUCCESSORS AND ASSIGNS.  The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge, consolidate, or be acquired by, or to which the Company may transfer all or substantially all of its assets.  Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

8.10        CHOICE OF LAW/ VENUE.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal, substantive laws of the State of Colorado, as applied to agreements made and to be performed solely within the State of Colorado and without regard to the principles of conflicts of laws of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction to this Agreement.  Any action brought to enforce this Agreement shall be brought in Colorado in a court of competent jurisdiction.

8.11        ATTORNEYS’ FEES.  In any action brought to enforce this Agreement, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.12        PRINCIPLES OF CONSTRUCTION.  In this Agreement, unless otherwise expressly indicated or required by the context:

(a)           reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(b)           reference to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time;

(c)           the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; and

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

(e)           any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement as each party participated in the drafting of this Agreement and the parties have agreed that no provision or provisions of this Agreement can, may, or should be attributed to either particular party.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

Company:

EVOLVING SYSTEMS, INC.

/s/ DAVID J. NICOL
By: David J. Nicol
Its: Chairman, Compensation Committee of
the Board of Directors

Executive:

/s/ THADDEUS DUPPER
Thaddeus Dupper

[Signature Page to Employment Agreement]

Exhibit A

Paid Time Off.  Paid Time Off (PTO) is set at one level above the “standard” rates for employees, as follows:

Years of Service	Hours Accrued per Pay Period	Annual # of Days of PTO
0-2	6.16	20
3-5	7.69	25
6+	9.23	30

Executive will be expected to record your PTO in accordance with standard Company policy and all other provisions of the Company’s PTO policy will apply.

Life Insurance Benefits.  In addition to the standard life insurance benefits payable to employees of the Company, the Company will provide life insurance to Executive in the amount of $300,000, subject to Executive’s insurability.  The Company pays the premium, but the premium attributable to insurance over $50,000 is taxable to Executive.

Disability Benefits.  The Company will provide Executive with short term and long term disability insurance coverage per the Company’s general plan for all employees.  The general plan for employees pays benefits at the rate of 66 2/3% of the employee’s base pay, with a base pay cap of $8,501 per month (resulting in total monthly benefit payable to Executive under the Company plan of $5,667).  This benefit, if payable, terminates at age 65.  In addition, the Company will make available to Executive additional long term disability coverage that will pay the lesser of the difference between 66 2/3% of Executive’s monthly base salary and the benefit provided under the general Company plan or $6,000 per month. (For example, if Executive’s monthly base salary is $15,000, the additional long-term disability policy will provide $4,334, the difference between the general Company plan benefit ($5,667) and 66 2/3% of Executive’s base salary.)  This additional benefit is payable until age 65, or, in some cases has a 5 year payout.

Upgrade to First Class Travel/Business Travel.  Upgrades to business class travel will be made available to Executive in certain circumstances only in accordance with the Company’s standard travel policies (for example, for certain international flights). Upgrades to first class tickets, through the use of coupons and mileage points, is permitted where there is no additional cost to the Company.

Miscellaneous Benefits.  The Company will provide you with a cell phone/Blackberry and cell phone/Blackberry service.  You will also be provided with a laptop computer.